Exhibit 99.1

Leslie Constans

Digimarc Public Relations

503-495-4568

lconstans@digimarc.com

Mizuha Nakajima

Revolution PR for Digimarc

503-997-6045

mizuha@revolutionpr.com

Kazuhiro Okamura

MediaGrid Inc.

+ 81-3-5842-8755

okamura@mediagrid.co.jp

FOR IMMEDIATE RELEASE

Digimarc To Bring To Camera Phone Users One Click
Print-to-Internet Navigation to Content and e-Commerce

Digimarc signs Japan-based MediaGrid to multi-year agreement to serve Japanese consumers

Tualatin, OR – June 21, 2004 – Digimarc Corporation (NASDAQ: DMRC) announced today the launch of its Digimarc Mobile initiative.  Digimarc Mobile exploits the company’s patented digital watermarking technology to enable camera phones with one-click navigation from printed materials to compelling rich media entertainment and commerce.  Digimarc will work with partners around the world to provide mobile users with simple and immediate access from print materials, such as magazines, consumer packaging, and posters, to digital entertainment, location-based content, and commercial transactions.

Digimarc also announced today that MediaGrid Inc. has signed a multi-year relationship to license Digimarc Mobile software in order to provide mobile services to Japanese consumers.  Based in Tokyo, Japan, MediaGrid combines experience with 3G wireless content and digital watermarking to deliver its ClickPix! wireless application to the Japanese market.

“Through this agreement, MediaGrid is able to leverage years of Digimarc research and development to offer Japanese brand owners and consumers new one-click navigation from digitally watermarked print materials to Internet content and e-commerce,” said Takeshi Akutsu, MediaGrid CEO.

Based on digital watermarking technology, Digimarc Mobile linking technology was selected as “best new application” by a panel of industry experts at the September 2003 Intel Developer Forum, where it was first showcased.  Business partners in the Digimarc Mobile initiative leverage Digimarc-developed technology and reference designs for mobile applications and pre-press workflows to turn printed materials into launching points to compelling mobile-based consumer and business content.

“The explosion of camera-enabled, net-ready wireless handsets, and growth in Internet services for mobile users are fueling a need for simplified navigation to Internet content and e-commerce,” said J. Scott Carr, president, Digimarc Watermarking Solutions. “In the mobile world, all content and commerce should be within one or two clicks’ reach for the user.  Our Digimarc Mobile initiative will leverage the resources of a global partner network to bring the benefits of one-click navigation from print to consumers and brands around the world.”

Digimarc has been working with Intel to port and optimize a reference implementation of Digimarc Mobile to the recently announced Intel® PXA27x processor family.  Digimarc is also targeting a number of innovative companies in specific geographies around the world to bring applications to market.

“Digimarc’s technology to simplify wireless linking from information in printed materials to the Internet is an example of the compelling new functionality that will be available on smart phones through the power of the Intel® PXA27x processor family,” said Gary Forni, director of independent software vendor enabling for Intel’s Cellular and Handheld Group. “We are excited about the prospects to enable consumers, brand owners and advertisers to increase usage of Internet services on mobile devices via Digimarc’s application for navigating to Internet information and commerce applications from cell phones and connected PDAs.”

Digimarc Mobile is targeted at wireless service operators and wireless application providers in the mobile ecosystem.  For more information on Digimarc Mobile, please visit www.digimarc.com/products/mobile/default.asp

About Digimarc

Digimarc Corporation (NASDAQ: DMRC), based in Tualatin, Oregon, is a leading supplier of secure media solutions used in a wide range of security, identification and digital media content applications. Digimarc provides products and services that enable production of more than 60 million personal identification documents and driver licenses per year in 32 U.S. states and the District of Columbia and more than 20 countries. Digimarc’s digital watermarking technology provides a persistent digital identity for various media content and is used to enhance the security of financial documents, identity documents and digital images, and support other media rights management applications.

Digimarc has an extensive intellectual property portfolio, with 157 issued U.S. patents with more than 3,000 claims and more than 350 pending patent applications in digital watermarking, personal identification and related technologies.

The company is headquartered in Tualatin, Oregon, with other U.S. offices in Burlington, Massachusetts; Fort Wayne, Indiana; San Francisco, California; and the Washington DC area; and European offices in London. Please go to www.digimarc.com for more company information.

Securities Safe Harbor

With the exception of historical information contained in this release, the matters described herein contain certain “forward-looking statements” that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current reasonable expectations and are subject to certain assumptions, risks, uncertainties and changes in circumstances. Actual results may vary materially from those expressed or implied from the statements herein or from historical results, due to changes in economic, business, competitive, technological and/or regulatory factors. More detailed information about these factors is set forth in filings by Digimarc with the Securities and Exchange Commission, including the most recent annual report on Form 10-K and the most recent quarterly report on Form 10-Q. Digimarc is not obligated to (and expressly disclaim any obligation to) revise or update any forward-looking statements in order to reflect events or circumstances, whether they arise as a result of new information, future events, or otherwise.

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